Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of January 14, 2019 by and between STERLING SEAL & SUPPLY, INC., a New Jersey corporation with an address at 1105 Green Grove Road, Neptune, New Jersey 07753 (“Buyer”), F & S DISTRIBUTORS, INC., a New Jersey corporation with an address at 55 Progress Place Unit 2, Jackson, New Jersey 08527 (“Seller”), James F. King (“Jim King”), an individual residing at 135 Greenlawns Drive, Lakewood, NJ 08701 and Jonathan D. King, an individual residing at 2207 Wilson Road, Point Pleasant, NJ 08742 (“Jon King” and collectively, with Jim King, the “Principal Shareholders”). Buyer, Seller and Principal Shareholders shall individually be referred to at times as a “Party” or together as the “Parties,” and this Asset Purchase Agreement shall hereinafter be referred to as this “Agreement.”

WHEREAS, Seller manufactures and distributes fluid sealing products (individually, a “Product” and collectively, the “Products”) at a facility (the “Business”) located at 55 Progress Place Unit 2, Jackson, New Jersey,08527 (the “Business Premises”); and

WHEREAS, the Principal Shareholders own all of the outstanding shares of Seller; and

WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of the assets of Seller used in connection with the Business; and

NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements contained herein, the Parties hereto hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

1.01	Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to accept, purchase, acquire and take assignment and delivery from Seller without limitation, all of Seller’s right, title and interest to an undivided interest in the following assets of the Business (the “Purchased Assets”):

(a)	Inventory. All of Seller’s inventory as of the Closing Date, including inventory that has been ordered and shipped prior to the Closing Date (the “Inventory”);

(b)	Property and Equipment. Seller’s machinery, equipment, supplies, office furniture, copiers, fax machines, telephone systems, computers and computer software, vehicles, fixtures and other tangible property, as set forth on Schedule 1.01(b), but excluding the Excluded Assets (as defined below);

(c)	Accounts Receivable. All of Seller’s accounts receivable and rights to payments;

(d)	Trade Name. All of Seller’s right, title and interest in and to its trade name, “F & S Distributors” under which the Business is being conducted by Seller;

(e)	Contracts and Customers. All customer contracts, customer lists, customer files and records held by Seller, as set forth on Schedule 1.01(e);

(f)	Sales Materials. All promotional materials used by Seller including but not limited to brochures, pamphlets and other advertising materials used by Seller for marketing purposes;

(g)	Phone Number, etc. The telephone number, fax number, website and any web domain names used by Seller;

(h)	Equipment/Telephone System Leases. All rights of Seller under the equipment and telephone leases as set forth on Schedule 1.01(h) hereto;

(i)	Business Premises Lease. All rights of Seller under the Lease Agreement for the Business Premises dated as of October 20, 2014 by and between Fesco Realty Associates, LLC, as landlord and Seller (the “Property Lease”), including all rights to the security deposit in the sum of $9,961.25;

(j)	Books and Records. All books and records of Seller, including (i) vendor lists, supplier lists and other files, documents and records related to the Business (including credit information), (ii) business and marketing plans and (iii) payroll, maintenance and asset history records, ledgers and books of original entry;

(k)	Intellectual Property. All intellectual property rights of Seller, including, without limitation (i) all computer software, data files, data bases, source and object codes, user interfaces, manuals and other specifications, and documentation and all know-how related thereto and (ii) all licenses, sublicenses, assignments in respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interest therein, as set forth on Schedule 1.01(k);

(l)	Governmental Permits. All government permits, authorizations, licenses, orders, registrations, certificates, approvals, consents and franchises of Seller, in each case to the extent transferable, as set forth on Schedule 1.01(l);

(m)	Claims and Deposits. All claims, deposits and prepayments of Seller;

(n)	Warranties. All warranty rights and causes of actions with respect to the Purchased Assets and against all suppliers and vendors of the Business;

(o)	Goodwill. All goodwill and going concern value of Seller and the Business; and

(p)	Other Assets. All other assets, properties, claims, rights and interests of Seller existing as of the Closing (as defined below), of every kind and nature and description, whether tangible or intangible, real, personal or mixed, that are used in connection with the operation of the Business (except the Excluded Assets).

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1.02	Purchase Price. The purchase price for the Purchased Assets (as hereinafter defined), shall be comprised, at Closing of (a) a Three Hundred Thousand and 00/100 ($300,000.00) Dollars cash payment (the “Closing Cash Payment”) plus (b) Five Hundred Thousand Dollars and 00/100 of the Common Stock of Sterling Consolidated Corp. (the “STCC Stock Payment”). Buyer will use the average stock closing price 30 trading days prior to the Closing Date to determine the number of shares issued for the STCC Stock Payment In addition, Buyer shall make a payment in the amount of (i) Fifty Thousand and 00/100 ($50,000.00) Dollars in cash (the “12 Month Cash Payment”) on the date that is twelve (12) months from Closing Date and (ii) Fifty Thousand and 00/100 ($50,000.00) Dollars in cash (the “18 Month Cash Payment”) on the date that is eighteen (18) months from the Closing Date. The Closing Cash Payment, the STCC Stock Payment, the 12 Month Cash Payment and the 18 Month Cash Payment shall collectively be referred to herein as the “Purchase Price.”

1.03	Excluded Assets. Notwithstanding anything to the contrary set forth above, the Purchased Assets shall not include (a) cash equivalents or investments, or (b) Seller’s rights under this Agreement (the “Excluded Assets”).

1.04	Assumption of Certain Liabilities. At the Closing (as defined below), Buyer shall assume the following obligations and liabilities (the “Assumed Liabilities”):

(a)	The written obligations of Seller under the equipment leases (including the telephone system lease) identified on Schedule 1.01(h) hereto which are to be performed or discharged, under the terms of such equipment leases, on or after the Closing, but as to any payment obligation, only to the extent it pertains to periods after the Closing.

(b)	The written obligations of Seller under the Property Lease for the Business Premises which are to be performed or discharged under the terms of the Property Lease on or after the Closing, but as to any payment obligation, only to the extent it pertains to periods after the Closing.

(c)	The accounts payable identified on Schedule 1.04(c) hereto.

1.05	Closing. Subject to the conditions set forth in this Agreement, the purchase and sale of the Purchased Assets pursuant to this Agreement (the “Closing”) shall take place at Buyer’s legal representative’s office within thirty (30) business days after the date of this Agreement. The date on which the Closing is to occur is hereinafter referred to as the “Closing Date.” Buyer shall be entitled to collect any receivables arising from sales of the Products occurring on and after the Closing Date.

1.06	Non-Assumption Liabilities. Except as provided in Section 1.04, Buyer is not assuming and it shall not be held responsible for any liabilities of Seller, of any kind or nature which have accrued or arise out of actions occurring prior to the Closing including without limitation, accounts payable, notes payable, taxes payable, judgments, awards, warranty claims, lease obligations accrued prior to Closing, salaries, wages, severance or separation pay or vacation, profit sharing, retirement, pension, bonus or other employee benefits relating to Seller’s employees or any liabilities or obligations arising out of the operation of the Business prior to Closing.

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1.07	Allocation of Consideration. The consideration for the Purchased Assets shall be allocated as set forth on Schedule 1.07. The Parties hereto covenant and agree with each other that this allocation was arrived at by arm’s length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.07 without the express written consent of the other Parties to this Agreement.

1.08	Prorations and Utilities. To the extent not otherwise accounted for or prorated under this Agreement, Buyer and Seller shall pro-rate (as of the Closing Date), to the extent applicable to the Purchased Assets, all real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate and utility charges. If accurate allocations as to such matters cannot be made at the Closing because current bills are not obtainable, the Parties shall allocate such income or expense at the Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable item of income or expense.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.01	Seller and Shareholder Representations. Seller and Principal Shareholders jointly and severally represent and warrant to Buyer that:

(a)	Seller’s Authority, Approvals and Consents. Seller is a corporation duly organized and validly existing under the laws of the State of New Jersey, and is duly qualified and licensed to do business and in good standing in such jurisdiction. Seller has full power and authority to own, or, as applicable, lease the Purchased Assets and to carry on the business in which it is engaged. Seller and the Principal Shareholders hereby represent and warrant to Buyer that it and he and she have the power, capacity and authority to enter into this Agreement, consummate the transactions contemplated herein and perform their obligations contemplated herein. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Seller and each of the Principal Shareholders, enforceable against Seller and each of the Principal Shareholders in accordance with its terms. The execution, delivery and performance of this Agreement by Seller and the Principal Shareholders and the consummation of the transactions contemplated hereby do not and will not conflict with any agreement to which Seller or either Principal Shareholder is a party. All requisite authorizations for the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors and Principal Shareholders of Seller, and no other corporate acts or proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

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(b)	No Consents Required. No consent of any other party is needed to enable Seller or the Principal Shareholders to consummate the transactions contemplated under this Agreement, including any consent under any agreement, note, mortgage, lease or other contract, unless otherwise set forth herein.

(c)	General Warranty of Title; Condition of Assets. Seller has good and marketable title to all of the Purchased Assets being transferred under this Agreement. The Purchased Assets are, and at the Closing Date and upon the consummation of this Agreement shall be, free and clear of all liens, encumbrances and restrictions of any nature. The Assets are in good operating order and repair, subject to ordinary wear and tear.

(d)	Governmental Filings; No Violations. No notices, reports or other filings are required to be made by Seller, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller, from any governmental or regulatory authority, court, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

(e)	Litigation and Liabilities. There are no (i) civil, criminal or state or federal administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Seller or either Principal Shareholder, threatened against Seller or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any other facts or circumstances, in either such case, that are reasonably likely to result in any claims against or obligations or liabilities of Seller.

(f)	Compliance with Laws. The business of Seller has not been, and is not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, injunction, arbitration award, license or permit of any Governmental Entity (collectively, "Laws"). No investigation or review by any Governmental Entity with respect to Seller or the Principal Shareholders is pending or, to the actual knowledge of Seller or the Principal Shareholders, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Seller has not received any written notice of any noncompliance with any such Laws that has not been cured as of the date hereof. Seller has all permits, licenses, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct the Business.

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(g)	Taxes. Seller has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all tax returns required to be filed by it and all such filed tax returns are complete and accurate in all material respects and: (i) Seller has paid all taxes that are shown as due on such filed tax returns or that Seller is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on it; and (ii) as of the date hereof, there are no pending or, to the actual knowledge of Seller and Principal Shareholders, threatened, any audits, examinations, investigations or other proceedings in respect of taxes or tax matters.

(h)	Insurance Policies. Seller has delivered to Buyer true and complete copies of all policies of fire, liability, product liability, workers' compensation and other forms of insurance owned by or held by Seller. All such policies are in full force and effect, all premiums with respect thereto covering all periods to the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Seller has not made any material claims under such insurance policies.

(i)	No Default. Seller is not in violation or breach of or in default under, and no conditions exist that, with the giving of notice or the lapse of time or both, would constitute a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound.

(j)	Contracts. Except as set forth on Schedule 2.01(j) hereto, there are no material contracts, notes, mortgages, indentures or leases which relate to or affect the Business or to which the Business is subject or bound.

(k)	Employees. Seller has not entered into any employment contracts with any employees except as set forth on Schedule 2.01(k). Seller does not maintain and has not maintained within the five (5) year period prior to the date of this Agreement a profit sharing, pension, defined contribution or other employee benefit plan for its employees. To the knowledge of Seller and the Principal Shareholders, no employee of Seller is or is now expected to be, in violation of any term of any employment contract, disclosure agreement or any restrictive covenant or common law obligation to a former employer relating to the right of any such employee to be employed by Seller because of the nature of the business conducted by Seller or to the use of trade secrets or proprietary information of others.

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(l)	Labor Relations; Compliance. Schedule 2.01(l) sets forth a list of all persons who are employees, independent contractors or consultants of Seller as of the date hereof and sets forth for each individual the following: (i) name, (ii) title or position, (iii) hire or engagement date, (iv) 2017 and 2018 annual base salary rate, hourly rate or fee rate, and (v) accrued and unused vacation. As of the date hereof, all compensation, including wages, commissions and bonuses, and fees payable prior to the date hereof to all employees, independent contractors or consultants of Seller for services performed on or prior to the date hereof have been adequately accrued for or paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any fees, compensation, commission or bonuses. Seller has not, and for the past five (5) years has not been, party to any collective bargaining or other labor contract or required to contribute to any multi-employer pension plan. Seller is in compliance with all legal requirements and orders in respect of employment and employment practices and the terms and conditions of employment, including, but not limited to, provisions thereof relating to wages, hours, equal opportunity, worker’s compensation, unemployment compensation, reductions in force, working conditions, pay equity, human rights, whistleblowing, prohibited discrimination, affirmative action, occupational health and safety, defamation, employee terminations, immigration, family and medical leave, collective bargaining, data privacy and the payment and withholding of social security, social charges and other taxes. Seller has not, and is not, engaged in any unfair labor practice. All individuals characterized and treated by Seller as consultants or independent contractors of Seller are properly treated as independent contractors under all applicable legal requirements. All employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.

(m)	Environmental Matters. (i) Seller has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by Seller (including soils, groundwater, surface water, buildings or other structures) including the Business Premises are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by Seller were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its subsidiaries; (iv) Seller is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Seller has not been associated with any release or threat of release of any Hazardous Substance; (vi) Seller has not received any notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (vii) Seller is not subject to any orders, decrees, injunctions or other arrangements with any governmental entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving any Seller that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

As used herein, the term "Environmental Law" means any Law relating to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC §§9601 et seq. and 40 CFR §§302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC §§7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC §§6901 et seq., as amended, and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC §§1251 et seq., as amended, and regulations thereunder.

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As used herein, the term "Hazardous Substance" means any asbestos containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "Toxic Pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release, discharge or emission of which is regulated or governed by any Environmental Law.

(n)	Accounts Receivable. Seller has delivered or caused to be delivered to Buyer a complete and accurate aging of all accounts receivable of Seller as of September 30, 2018. All accounts receivable reflected on the books of Seller have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of services or goods provided by Seller net of any bad debt reserve reflected in Seller’s financial statements and subject to discounts, claims and refunds in the ordinary course of business.

(o)	Books and Records; Financial Statements. Seller has made available to Buyer true and correct copies of the books and all corporate (including minute books) and financial records of Seller, including, without limitation, the balance sheets of Seller as of December 31, 2017 and September 30, 2018 and profit and loss statements of Seller for the year ended December 31, 2017 and the nine months ended September 30, 2018 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (as hereinafter defined) and present fairly and accurately, in all material respects, the financial position of Seller and the results of its operations as of the respective dates and for the periods presented therein.

(p)	Vendors and Suppliers. Schedule 2.01(p) reflects all vendors, suppliers and independent contractors which Seller purchased goods or services in excess of $5,000 during the year ended December 31, 2017. Seller and the Principal Shareholders have no reason to believe and have not received any threat or notice that any one or more vendors, suppliers or independent contractors, who in the aggregate sold goods or services in excess of $5,000 to Seller during the year ended December 31, 2017, intend to discontinue or reduce the delivery of any such goods or services or default under or terminate any agreement with Seller, whether as a result of the transactions contemplated hereby or otherwise.

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(q)	Absence of Certain Changes. Since December 31, 2017, there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of Seller, except those changes that are not, individually or in the aggregate, reasonably likely to have a material adverse effect on it or (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a material adverse effect on Seller.

(r)	Ownership. The Principal Shareholders own all of the outstanding shares of capital stock of Seller.

(s)	Subsidiaries. Seller has no subsidiaries and does not own an interest in any partnership, limited liability company, joint venture or other entity.

(t)	Broker and Finders. Neither Seller nor any of its shareholders, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

(u)	Inventory. All inventories of raw materials, supplies, work in progress and finished goods of Seller are of good, usable and merchantable quality. In addition, (i) all such inventories are of such quality as to meet its quality control standards and any applicable governmental quality control standards, (ii) all such finished goods are saleable as current inventories at its current prices in the ordinary course of business, (iii) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and (iv) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years.

(v)	Product Liability; Safety and Warranty. Seller and its manufacturing facilities and processes, and all Products, packaging and distributing, have complied in all material respects with all legal requirements applicable to the Products, packaging and distribution of the Products. Each of the Products has complied in all material respects with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by Seller’s policies. Except as set forth on Schedule 2.01(v), there are no written statements, citations or decisions by any governmental body claiming that any Product is defective or unsafe or fails to meet any standards promulgated by any such governmental body in any material respect and there is no basis for such a claim. Except as set forth on Schedule 2.01(v), for the past five (5) years there have been no recalls ordered by any governmental body or any voluntary recalls by Seller with respect to any Product. No customer or subsequent purchase of any of Seller’s Products has asserted to Seller a claim with respect to nonconformity of any such Product with applicable warranties, labeling requirements, other regulatory requirements, quality control or similar standards, whether contractual, statutory, regulatory or imposed by Seller’s policies. All Products have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller does not have any liability for replacement or repair thereof or curing or providing additional services or other damages in connection therewith. Except as disclosed on Schedule 2.01(v), no Products sold or services rendered by Seller are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale, lease or service. Seller has not had any extraordinary Product returns, Product recalls, warranty obligations or additional services relating to any of its Products.

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(w)	Intellectual Property. Schedule 2.01(w) lists all patents, patent applications, trademarks, service marks, registrations, trade names, trade name registrations, logos, copyrights, copyright registrations, technology, know-how, trade secrets, inventions, processes, formulas, techniques and rights of publicity owned by Seller or used in or necessary to the business of Seller (collectively, the “Intellectual Property”). Except as set forth on Schedule 2.01(w), Seller owns, or is licensed or authorized or otherwise has the full and unrestricted exclusive right to use, without the payment of royalties or other consideration, all Intellectual Property, and no other intellectual property rights, privileges, licenses, contracts, or other agreements, instruments or evidences of interests are necessary to or used in the conduct of Seller’s business. None of the Intellectual Property is being infringed by others, or is subject to any outstanding order, decree, judgment or stipulation. No litigation relating to the Intellectual Property is pending, or to the best of Seller’s knowledge, threatened, nor, to the best of Seller’s knowledge, is there any basis of such litigation or proceeding. Seller has not infringed or made unlawful use of, and is not infringing or making unlawful use of, any intellectual property or other proprietary or confidential information of any person.

(x)	Debt. As of the Closing Date, the amount of Indebtedness of Seller is as listed on Schedule 2.01(x). “Indebtedness” shall mean, all indebtedness with respect to Seller, including, but not limited to: (i) all obligations for borrowed money or in respect of loans or advances, (ii) all obligations evidenced by bonds, debentures, notes, interest rate swap agreements or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of Seller; (iv) all capital lease obligations; and (v) all notes and accounts payable to any affiliates of Seller or any officers or employees of Seller.

(y)	Customers. Schedule 2.01(y) contains a complete and correct list of the top ten (10) customers of the Business by revenues for each of the past two (2) fiscal years (the “Top Customers”). To the knowledge of Seller and the Principal Shareholders, the Seller maintains good relations with each of the Top Customers and is in material compliance with any contracts with its Top Customers. Except as disclosed on Schedule 2.01(y), none of such customers has canceled, terminated or otherwise materially and adversely altered or notified the Seller of any intention or desire to cancel, terminate or materially and adversely alter its relationship with the Seller.

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(z)	Property Lease. The Property Lease is in full force and effect and there is no default by Seller or the landlord thereunder, nor does the Seller or the Principal Shareholders have any knowledge of the occurrence of any event which would create a default. All rents due and owing under the Property Lease have been paid through the date of this Agreement and Closing. Seller has not sold, subleased, assigned or granted any rights in the Lease to any third party. Use of the Business Premises for the various purposes for which it is presently used is permitted as of right under all applicable zoning requirements.

(aa)	Equipment Leases. The equipment leases on Schedule 1.01(h) are in full force and effect and there is no default by Seller or lessor thereunder, nor does Seller or the Principal Shareholder have any knowledge of the occurrence of any event which would create a default. All payments due and owing under the equipment leases have been paid through the date of this Agreement and Closing. Seller has not sold, subleased, assigned or granted any rights in the equipment leases to any third party.

2.02	Buyer’s Representations. Buyer represents and warrants to Seller that:

(a)	Buyer’s Authority, Approval and Consents. Buyer has all requisite power, capacity and authority to enter into this Agreement, consummate the transactions contemplated herein and perform its obligations contemplated herein. The Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not conflict with any agreement to which Buyer is a party.

(b)	No Consents Required. No consent of any other party is needed to enable Buyer to consummate the transactions contemplated under this Agreement, unless otherwise set forth herein.

(c)	Sterling Consolidated Corp. Stock. The shares of Sterling Consolidated Corp. Common Stock comprising the STCC Stock Payment shall, upon issuance to Buyer, be duly authorized, validly issued and non-assessable.

ARTICLE III.

COVENANTS

3.01	Access and Investigation. Following the date of this Agreement, Seller will (a) afford Buyer and its representatives reasonable access upon reasonable notice and at reasonable times and in a manner so as not to interfere with the normal business operations of Seller to their personnel, properties, contracts, books and records and other documents and data, including with respect to Seller’s independent accountant and tax advisors, (b) furnish Buyer with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request and (c) furnish Buyer and Buyer’s representatives with such additional financial, operating and other data and information as Buyer may reasonably request.

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3.02	Operation of the Business of Seller. During the period from the date of this Agreement to the Closing Date, Seller shall conduct its operations in the ordinary course of business and use commercially reasonable efforts to (a) preserve intact the business and the Purchased Assets, (b) keep available the services of their officers and employees and (C) maintain their relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with Seller. Seller shall confer with Buyer concerning operational matters or decisions of a material nature and report periodically to Buyer concerning the business, operations and finances of Seller. Without limiting the generality of the foregoing, prior to the Closing Date, except with the prior written consent of Buyer, Seller shall not:

i.	Amend any of its organizational documents or take or authorize any action to wind up its affairs or dissolve;

ii.	Make any changes in its equity capital structure;

iii.	Acquire any business;

iv.	Enter into any contract or commitment;

v.	Sell, transfer, lease or otherwise dispose of any of the Purchased Assets, other than in the ordinary course of business; or

vi.	Incur any additional Indebtedness.

3.03	Taxes. Seller shall timely file all of its tax returns that are due on or before the Closing Date, all such tax returns shall be true, correct and complete and Seller shall timely pay all taxes shown as due on such tax returns.

3.04	Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its best efforts at its own expense to take, or cause to be taken, proper or advisable action under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Buyer, as applicable, shall take all such appropriate action.

3.05	Trade Name. Within three (3) days following the Closing Date, Seller shall amend its Articles of Incorporation to change its name to a name acceptable to Buyer, and shall take all steps necessary on its part to terminate all rights and registrations with respect to the name “F and S Distributors” and its derivates so that Buyer may register that name for its business in New Jersey.

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3.06	Non-Compete; Non-Solicit; No-Hire. Seller and each of the Principal Shareholders (each a “Restricted Party”) agrees that for a period of five (5) years after the date of this Agreement (the “Restricted Period”), each Restricted Party shall not without the prior written consent of Buyer, directly or indirectly, individually or as an owner, partner, shareholder, joint venture, corporate officer, director, employee, independent contractor, consultant, principal, agent, trustee or licensor, or in any similar capacity whatsoever, engage in the business of manufacturing, marketing, selling or distributing fluid sealing products anywhere in the United States. As a separate and independent covenant, Seller agrees with Buyer that, during the Restricted Period, each Restricted Party shall not in any way directly or indirectly take away or interfere or attempt to interfere with any custom, trade, business, patronage, customer or supplier of Seller, or interfere with or attempt to interfere with any representatives of Seller. As a separate and independent covenant, Seller agrees with Buyer that Seller’s arrangements, agreements and relationships with employees and the services provided by such employees are integral to the operation of the Business and that the loss of such arrangements, agreements and relations would result in irreparable damage to the Business and Buyer. Accordingly, Seller agrees that during the Restricted Period, the Restricted Parties shall not, without the prior written consent of Buyer, (i) hire any individual employed by Buyer or (ii) solicit any of the employees of Buyer or any person who was an employee of Seller during the one (1) calendar year preceding the date of such proposed hire; provided, that the foregoing clause (ii) will not prevent Seller from employing any such person (other than individuals set forth on Schedule 3.06) contacted through general solicitation methods such as through recruiters, newspapers, the internet or otherwise. Seller acknowledges that the covenants of Seller set forth in this Section are an essential element of this Agreement necessary for Buyer to retain the goodwill of Seller and otherwise protect the value of the Purchased Assets and that, but for the agreement of Seller to comply with these covenants, Buyer would not have entered into this Agreement. Seller acknowledges and agrees that remedies at law for any breach of its obligations under this Section are inadequate and that in addition thereto Buyer shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

3.07	Use of Sale Proceeds. Seller and Principal Shareholders agree that the Cash Payment shall be immediately used at Closing to satisfy all indebtedness, debts and liabilities (except the Assumed Liabilities) of Seller, including, without limitation, all bank debt and credit card debt.

ARTICLE IV.

CLOSING; CLOSING DELIVERIES

4.01	Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller all of the following:

(a)	The Cash Payment in accordance with Section 1.02(a);

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(b)	The certificates representing the Stock Payment duly executed by Sterling Consolidated Corp. in accordance with Section 1.02(b );

(c)	An Employment Agreement between Buyer and Jon King in the form attached hereto as Exhibit A-1, duly executed by Buyer;

(d)	A Consulting Agreement between Buyer and James King in the form attached hereto as Exhibit A-2, duly executed by Buyer;

(e)	An Assignment and Assumption Agreement in the form of Exhibit “B” hereto (the “Assignment and Assumption Agreement”) duly executed by Buyer;

(f)	An Assignment and Assumption of Property Lease Agreement in the form of Exhibit “C” hereto (the “Property Lease Assignment and Assumption Agreement”) duly executed by Buyer;

(g)	Without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transactions contemplated hereby.

4.02	Seller’s Deliveries. At the Closing, Seller and the Principal Shareholders shall deliver to Buyer all of the following:

(a)	A Bill of Sale substantially in the form attached hereto as Exhibit “D” duly executed by Seller;

(b)	An Employment Agreement between Buyer and Jon King in the form attached hereto as Exhibit A-1, duly executed by Buyer;

(c)	A Consulting Agreement between Buyer and James King in the form attached hereto as Exhibit A-2, duly executed by Buyer;

(d)	Payoff letters and form of encumbrance releases in a form reasonably acceptable to Buyer with respect to all Indebtedness of Seller for borrowed money;

(e)	The Assignment and Assumption Agreement duly executed by Seller;

(f)	The Property Lease Assignment and Assumption Agreement duly executed by Seller;

(g)	The consent of the landlord under the Property Lease to the Property Lease Assignment as well as the landlord estoppel in the form attached hereto as Exhibit F;

(h)	Buyer shall have received a certificate, dated the date of Closing, signed by Seller (A) representing and warranting that the conditions specified in 5.01 and 5.02 have been fulfilled and (B) containing the incumbency and authenticity of the signatures of the officers of Seller executing this Agreement, and any other agreements or documents contemplated hereby or thereby;

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(i)	A certificate of good standing issued by the State of New Jersey with respect to Seller;

(j)	A certificate, duly completed and executed by Seller, pursuant to Section 1.445-2(b)(2) of the Treasury Regulations promulgated under the Internal Revenue Code (the “Code”), certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(k)	A duly completed and executed IRS form W-9 of Seller establishing that Seller is exempt from U.S. back up withholding;

(l)	Copies of the organizational documents of Seller, as amended, accompanied by a certificate of an officer or manager, as appropriate, of Seller, dated as of the Closing Date, stating that no additional amendments have been made to Seller’s organizational documents up to such date;

(m)	Such keys, locks and safe combinations and other similar items as Buyer shall require to obtain full control of the Purchased Assets and the Business Premises;

Without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transactions contemplated hereby.

ARTICLE V.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.01	Accuracy of Representations. The representations and warranties set forth in Section 2.01 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

5.02	Seller Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects. Buyer shall have received at or prior to the Closing such documents, instruments or certificates listed in Paragraph 4.02 hereof.

5.03.	No Injunction. There must not be in effect any legal requirement or any injunction or other order or legal restraint that prohibits the completion of the transactions contemplated herein. No proceeding shall be pending or threatened to restrain or invalidate the transactions contemplated by this Agreement.

5.04.	Due Diligence. The results of Buyer’s due diligence shall have been satisfactory in form and content to Buyer in Buyer’s sole discretion.

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5.05	Minimum Balance Sheet Covenant. As of the Closing Date, Seller’s Reconciled Cash plus receivables aged not more than 60 days minus total accounts payable shall be greater than or equal to $200,000 and Reconciled Cash shall be greater than or equal to $20,000. “Reconciled Cash” shall mean the cash available on the Seller’s bank statement as of the date of Closing minus the amount of any and all outstanding checks plus all deposits-in-transit.

5.06	No Material Adverse Effect. There shall have been no Material Adverse Effect.
“Material Adverse Effect” shall mean any development, condition, event, occurrence, impact, fact or condition that has, or would reasonably be expected to have, individually or in the aggregate with all other developments, conditions, events, occurrences impacts, facts or conditions, a material adverse effect on Seller.

ARTICLE VI.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

6.01	Accuracy of Representations. The representations and warranties set forth in Section 2.02 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

6.02	Buyer Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects Seller shall have received at or prior to the Closing such documents, instruments or certificates listed in Paragraph 4.01 hereof.

6.03.	No Injunction. There must not be in effect any legal requirement or any injunction or other order or legal restraint that prohibits the completion of the transactions contemplated herein. No proceeding shall be pending or threatened to restrain or invalidate the transactions contemplated by this Agreement.

ARTICLE VII.

TERMINATION

7.01	Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by Buyer if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement that has prevented, or could reasonably be anticipated to prevent, the satisfaction of any condition to the obligations of Buyer at the Closing, and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by Seller within two (2) days after written notice thereof from Buyer;

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(b) by Seller if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented, or could reasonably be anticipated to prevent, the satisfaction of any condition to the obligations of Seller at the Closing, and such violation or breach has not been waived by Seller or, in the case of a covenant breach, cured by Buyer within two (2) days after written notice thereof from Seller;

(c) by Buyer, if there has been a Material Adverse Effect;

(d) by Buyer or Seller if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the transactions contemplated by this Agreement, and such order shall have become final and unappealable; and

(e) by Buyer or Seller if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 1, 2019.

ARTICLE VIII.

INDEMNIFICATION

8.01	Survival. The representations and warranties of Seller under this Agreement shall survive the Closing for a period of two (2) years; provided however that (a) the representations and warranties under Sections 2.01(g), 2.01(k), 2.01(l) and 2.01(m) shall survive until the later of (i) the expiration of the applicable statute of limitations plus sixty (60) days and (ii) three (3) years from the Closing, (b) the representations and warranties under 2.01(a), 2.01(b), 2.01(i) and 2.01(x) shall survive forever (in each case, a “Survival Period”).

8.02	Indemnification. Seller and Principal Shareholders, jointly and severally, covenant and agree to defend, indemnify and hold harmless Buyer and its respective officers, directors, employees, shareholders, agents, advisers and representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (whether absolute, accrued, contingent or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”, and each individually, a “Loss”), resulting from or arising out of:

(a)	any breach of any representation or warranty made by Seller and/or the Principal Shareholders herein.

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(b)	any failure of Seller to perform any covenant or agreement hereunder;

(c)	any transaction, liability or obligation of Seller that occurs or arises out of actions or events occurring prior to or after the Closing, or any Loss resulting from, relating to or arising out of the operation of the Business prior to the Closing, including, but not limited to, the Non-Assumed Liabilities; or

(d)	any liability or obligation arising out of Seller’s failure to pay any taxes owed by it.

8.03	Indemnification by Buyer. Buyer, covenants and agrees to defend, indemnify and hold harmless Seller, and Seller’s officers, directors and shareholders, from and against any and all Losses resulting from or arising out of (i) any breach of any representation or warranty made by Buyer herein; or (ii) any failure of Buyer to perform any covenant or agreement hereunder; (iii) the Assumed Liabilities; or (iv) any transaction, liability or obligation of Buyer that arises out of the conduct of the Business after the Closing.

8.04	Survival Period. At the end of the last day of the applicable Survival Period, the applicable indemnifying party’s indemnification obligations under this Agreement shall terminate except with respect to any claim for indemnification for which the applicable indemnified party shall have provided a written notice to the indemnifying party in accordance with the terms of this Agreement and prior to the expiration of the applicable Survival Period.

8.05	Procedure for Indemnification – Third Party Claims.

(a)	Promptly after receipt by an indemnified party of any notice of the commencment of any proceeding against it, such indemnified party will, if a claim is to be against an indemnifying party under Section 8.02, give prompt written notice prior to the expiration of the Survival Period to the indemnifying party of the commencement of such claim, but the failure to promptly notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to such indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by such indemnified party’s failure to give such prompt notice or where such notice is given after the expiration of the Survival Period.

(b)	If any proceeding referred to in Section (a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding with counsel of its choosing (which counsel shall be reasonably satisfactory to the indemnified party) and, after notice from the indemnifying party to such indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as the indemnifying party diligently conducts such defense, be liable to such indemnified party under this Article for any fees of other counsel retained by such indemnified party in connection with the defense of such proceeding, it being understood that in order to assume the defense of any third party claim under this Article, the indemnifying party must acknowledge in full its indemnity obligation with respect to such third party claim.

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(c)	The indemnifying party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the indemnified party) and shall pay the fees and expenses of counsel retained by the indemnified party if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable relief against the indemnified party, (C) the indemnified party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the indemnifying party and the indemnified party, or (D) upon petition by the indemnified party, the appropriate court rules that the indemnified party failed or is failing to vigorously prosecute or defend such claim.

(d)	The party which controls the defense of any such claim, (A) shall obtain the prior written consent of the indemnifying party or indemnified party, as applicable, before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the indemnifying party or indemnified party, as applicable, or if such settlement does not expressly and unconditionally release the indemnifying party or indemnified party, as applicable, from all liabilities with respect to such claim, without prejudice, which consent shall not be unreasonably withheld or delayed, (B) the controlling party shall promptly inform the indemnifying party or indemnified party, as applicable, of any settlement offers received and shall inform any third party claimant that any such settlement offers shall and must be shared with the parties hereto.

8.06	Procedure for Indemnification – Other Claims. A claim for indemnification under Section 8.02 for any matter not involving a third-party claim may be asserted by an indemnified party only by giving prompt notice prior to the expiration of the Survival Period to the indemnifying party.

8.07	Remedies. Following the Closing, except with respect to any injunctive or equitable relief, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Purchased Assets, shall be the rights of indemnification set forth in Section 8.02, and no person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by applicable legal requirements. Notwithstanding the foregoing, nothing in this Section shall preclude or limit the liability of any party for, and the remedies available in the event of, fraud or intentional or willful breach of this Agreement. The provisions of this Article were specifically bargained for between Buyer and Seller in arriving at the Purchase Price.

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ARTICLE IX.

BULK SALES

9.01	Buyer and Seller shall comply with N.J.S.A. 54:32B-22(c) and N.J.S.A. 54:50-38. Buyer shall deliver a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600), together with a fully executed copy of this Agreement (the “Tax Notification”) to the Director of the New Jersey Division of Taxation (the “Director”) by registered or certified mail or overnight delivery so that such Tax Notification is received by the Director not less than ten (10) business days prior to the Closing Date. Seller and, if required, each of Seller’s partners, members and managers, shall prepare and deliver to the Director the Asset Transfer Tax Declaration (the “TTD”) in the form prescribed by the Director no less than fifteen (15) business days prior to the Closing Date. As soon as reasonably practicable after written request by Buyer, Seller shall provide all information reasonably requested by Buyer to Buyer to enable Buyer to complete the Tax Notification. If, at any time prior to Closing, the Director informs Buyer in writing that a possible claim (the “Claim”) for taxes imposed or to be imposed on Seller (“Taxes”) exists and the amount thereof (the “Deficiency”), then Buyer and Seller shall close as scheduled, and Buyer shall withhold a portion of the Purchase Price equal to the amount of the Deficiency, which amount so withheld shall be placed in an escrow account (the “Tax Escrow”), which Tax Escrow shall be held pursuant to an escrow agreement in the form annexed hereto as Exhibit E. The escrow agent shall be Buyer’s counsel (“Tax Escrow Agent”). If after Closing the Director or Seller requests that Buyer pay all or any portion of the Deficiency on behalf of Seller, then Buyer shall direct Tax Escrow Agent to, and Tax Escrow Agent shall (subject to the terms of the escrow agreement), release to the Division of Taxation such amount from the Tax Escrow. If the Director informs Buyer or Seller (a copy of such notice received by Seller only shall be delivered by Seller to Buyer prior to the release of funds from the Tax Escrow pursuant to this sentence) that the Deficiency has been fully paid or that Buyer has no further liability for the Deficiency, then Buyer shall direct the Tax Escrow Agent to, and Tax Escrow Agent shall, promptly release such difference to Seller (subject to the terms of the escrow agreement). Seller shall indemnify Buyer for any and all amounts of Seller's and each of its partners, members or managers outstanding tax obligations that Buyer is responsible for as determined by the Director. The provisions of this Section will survive the Closing.

ARTICLE X.

MISCELLANEOUS

10.01	Survival of Covenants. All covenants contained in this Agreement shall survive the Closing in perpetuity.

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10.02	Expenses. Each of the Parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

10.03	Assignments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives and assigns.

10.04	Entire Agreement. This Agreement (including the Schedules hereto) embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto.

10.05	Modifications, Amendments and Waivers. At any time prior to the Closing, to the extent permitted by law, (i) Buyer and Seller may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof.

10.06	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. In the event that any signature is delivered by facsimile transmission or PDF, such signature shall create a valid and binding obligation of the party executing same (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or PDF signature page were an original thereof.

10.07	Governing Law. This Agreement shall be governed by the laws of the State of New Jersey (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance. The Parties consent to the exclusive jurisdiction of the state or federal courts sitting in the State of New Jersey to resolve any disputes which may arise under this Agreement.

10.08	Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.09	Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request.

10.10	Attorneys’ Fees. In the event of any controversy, claim, dispute, or litigation between the Parties hereto to enforce or interpret any of the provisions of the Agreement or any right of either party hereto, the non-prevailing party to such litigation agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys' fees, incurred therein by the prevailing party, including without limitation, fees incurred during a trial of any action and any fees incurred as a result of an appeal from a judgment entered in such litigation.

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10.11	Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, mailed by registered or certified mail, postage prepaid (return receipt requested), or overnight delivery service with proof of deliver, as follows:

If to Seller or a Principal Shareholder:

Jon King

55 Progress Place Unit 2,

Jackson, New Jersey, 08527

with a copy (which shall not constitute notice) to Seller’s attorney:

TBA

If to Buyer:

Sterling Seal & Supply, Inc.

1105 Green Gove Road

Neptune, New Jersey 07753

with a copy (which shall not constitute notice) to Buyer’s attorney:

Pashman Stein Walder Hayden, PC

28 Leroy PlaceRed Bank, NJ 07701

Attention: Joseph Colao, Esq.

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; provided, however, that any notice or consummation changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

[Next page is the signature page.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STERLING SEAL & SUPPLY, INC.

By:
Name:	Darren DeRosa
Title:	CEO

F & S DISTRIBUTORS INC.

By:
Name:	James F. King
Title:	President

PRINCIPAL SHAREHOLDERS

James F. King

Jonathan D. King

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EXHIBIT A-1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter the “Agreement”) is entered into as of this ___ day of ______________, 2019 by and between:

STERLING SEAL & SUPPLY, INC., a New Jersey corporation which maintains its principal executive offices at 1105 Green Grove Road, Neptune, New Jersey 07753 (the “Company”) and Jonathan King, (hereinafter the “Employee”).

WITNESSETH:

WHEREAS, the Company requires the execution of this Agreement as a condition to the Company’s acquisition of all of the outstanding shares of capital stock and assets of F and S Distributors (“F&S”) pursuant to an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) which is occurring simultaneously with the execution of this Agreement;

WHEREAS, the Company manufactures, markets, and sells fluid sealing products;

WHEREAS, the Employee is willing to accept employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.           Scope of Employment. Subject to the terms and conditions hereof, the Company hereby engages the Employee and the Employee hereby agrees to serve the Company as an employee of the Company, commencing on the date of this Agreement and continuing until the Agreement is terminated. The Employee shall perform the duties and obligations of Vice President responsible for sales, servicing, purchasing, and management and shall perform such other related duties and obligations as from time to time may be assigned to the Employee. The Employee hereby accepts such employment and agrees to devote his full time and attention exclusively to rendering services to the Company under this Agreement. In connection with the performance of such services, the Employee shall report to the President of the Company and shall perform such services as shall be assigned from time-to-time.

2.           Term of Employment. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence as of November __, 2018 and shall continue through November__, 2021.

3.           Compensation.

(a)	Base Salary. The Employee will receive a base salary from the Company of One Hundred Thousand Dollars ($100,000) for the first year, One Hundred and Five Thousand ($105,000) for the second year and One Hundred and Ten Thousand Dollars ($110,000) for the third year, payable in accordance with the Company’s ordinary payroll practices.

(b)	Automobile Allowance. The Employee shall be entitled to a monthly automobile allowance of Five Hundred Dollars ($500) per month during the term of this Agreement.

(c)	Performance Bonus. Employee shall be eligible to receive performance bonuses as determined in the sole discretion of the Company’s Board of Directors.

(d)	Payroll Deductions and Tax Withholding. All payments required hereunder shall be made in accordance with local, state, and federal tax requirements.

(e)	Benefits.

(i)	Employee shall be entitled to participate in all benefit plans and programs generally available to other employees of the Company.

(ii)	During the term of the Agreement, the Company will pay Fifty Percent (50%) of the health insurance premiums for the Employee and his dependent(s).

(iii)	During the term of the Agreement, the Company will pay the monthly premiums on the Employee’s variable universal life insurance policy with Prudential.

(f)	Expenses. The Employee is authorized to incur ordinary, necessary, and reasonable expenses in the course of the Company’s business. Upon incurring the aforementioned expenses, the Company shall reimburse the Employee for such expenses in full every month, unless the expenses have been paid directly by the Company, upon presentation by the Employee of an itemized account of the expenses in a manner prescribed by the Company, together with all appropriate receipts required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations adopted pursuant thereto now or hereafter in effect.

4.           Non-Disclosure of Confidential Information.

(a)	Employee hereby agrees that he will not disclose, cause to be disclosed, or otherwise allow any Confidential Information (as hereinafter defined) to come into the possession of any person or entity, without the written consent of the Company, whether such information is on or in the Company’s documents, records, forms, memos, computer files, or otherwise, and whether the Confidential Information is in written, verbal, or electronic form. Employee’s obligation to keep confidential all Confidential Information does not apply to any portions of the Confidential Information which, without breach of any obligation to the Company hereunder, is required to be disclosed by court order. If Employee believes that any Confidential Information may have to be disclosed as a result of a court order, the Employee will contact the Company as soon as possible prior to such disclosure, and any failure to so contact the Company shall be a breach of Employee’s obligations hereunder.

(b)	“Confidential Information” means (i) all notes, analyses, compilations, studies, or other documents which are prepared by Employee or given to Employee in performance of his duties under this Agreement, and (ii) any written or oral information, data and/or materials pertaining to the Company’s or F&S’ strategic focus, products, processes, customers, supplies, financial condition, operating results, operations, and services including information relating to research and development, marketing and purchasing.

(c)	The obligation of confidence assumed by Employee hereunder shall not apply to information:

(i)	which at the time of disclosure is in the public domain; or

(ii)	which after disclosure thereafter lawfully becomes a part of the public domain other than through disclosure by Employee or through Employee; or

(iii)	which is lawfully disclosed to Employee by a third-party not under an obligation of confidence to the Company with respect to said information.

5.           Covenant Not to Compete. During the term of his employment and for a period of three (3) after the termination Employee’s employment with the Company, Employee will not, without the prior consent of the Company, directly or indirectly, individually or as an owner, partner, shareholder, joint venture, corporate officer, director, employee, independent contractor, consultant, principal, agent, trustee or licensor, or in any similar capacity whatsoever, engage in the business of manufacturing, marketing, selling or distributing fluid sealing products within a 50-mile radius of Employer’s facility in Neptune, New Jersey. Employee acknowledges and agrees that the covenants set forth in this Section 5 and in Section 6 below are being made and agreed to in connection with and as a condition to the acquisition of all of the outstanding capital stock of F&S by the Company or about the date hereof

6.           Non-Solicitation. Without the prior written consent of the Company, for a period of three (3) years following the date of this Agreement, Employee shall not directly or indirectly (i) solicit or assist another person, firm, or entity to solicit any employee, supplier, customer, vendor or other person having business relations with the Company to terminate or curtail their relationship with the Company; or (ii) hire, employ, retain, or solicit or assist another person, firm or entity to hire, employ, or retain, any employee of the Company.

7.           Equitable Relief. The Employee and the Company agree that, in the event of breach, in addition to any remedies at law that each may have, Employee and the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available.

8.           Acknowledgement. The Employee acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Employee further acknowledges that the Company would not acquire the capital stock of F&S in the absence of the covenants and agreements contained in this Agreement and that those covenants and agreements are essential to protect the value of the business acquired by the Company.

9.           Severability. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, non-solicitation, non-disruption and non-hiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of their respective interests and not unduly restrictive upon them. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability and that any such limitation on the enforceability of any such covenant or provision shall not affect the enforceability of any other covenant or provision of this Agreement.

10.          Termination of Employment.

(a)	Termination for “Good Cause”:

The Company may terminate the Employee’s employment at any time for “Good Cause” and without liability except as specifically provided for herein. For purposes of this Agreement, the term “Good Cause” includes: (i) the conviction of the Employee of the commission of a felony; (ii) the Employee's willful or gross misconduct; (iii) the Employee’s willful or gross neglect of duties; (iv) Employee’s failure to perform satisfactorily the duties of his position as determined by the President of the Company in his sole discretion, (v) Employee’s material breach of any of the terms of this Agreement; or (vi) the Employee's dishonesty towards, fraud upon, or deliberate injury or attempted deliberate injury to the Company.

In the event that the Company terminates the Employee for “Good Cause,” the Company shall pay the Employee: (i) all earned but unpaid annual base salary to the date of termination; (ii) any reasonable and necessary business expenses incurred by the Employee in connection with his duties hereunder; and (iii) any accrued paid time off. Any monies owed Employee pursuant to this Section 10(a) shall be paid in full within thirty (30) days of the termination of Employee’s employment for “Good Cause.”

(b)	Termination without “Good Cause”:

In the event that the Company terminates the Employee for any reason other than “Good Cause,” the Company shall pay to the Employee: (i) the balance of the base salary for the remainder of the term of this Agreement; (ii) any reasonable and necessary business expenses incurred by the Employee in connection with his duties hereunder; and (iii) any accrued paid time off. Any monies owed Employee pursuant to clauses (ii) and (iii) of this Section 10(b) shall be paid in full within thirty (30) days of the termination of Employee’s employment without “Good Cause.” Any monies owed Employee pursuant to clause (i) of this Section 10(b) shall be paid in accordance with the Company’s normal payroll schedule.

(c)	Death.

In the event of the death of the Employee during the Employment Period, the Employee’s estate shall be entitled to receive (i) all earned but unpaid annual base salary to the date of termination; (ii) any reasonable and necessary business expenses incurred by the Employee in connection with his duties hereunder; and (iii) any accrued paid time off. Any monies owed to the Employee’s estate pursuant to this Section 10(c) shall be paid in full within thirty (30) days of Employee’s death.

(d)	Disability.

The Employee’s employment hereunder may, in the discretion of the Company, be terminated in the event of his Disability, for a period of (i) six (6) consecutive months or (ii) more than nine (9) months in any twelve (12) month period. In the event of a termination for Disability, the Company shall be entitled to (i) all earned but unpaid annual base salary to the date of termination; (ii) any reasonable and necessary business expenses incurred by the Employee in connection with his duties hereunder; and (iii) any accrued paid time off. For purposes of this section, “Disability” shall mean any illness or injury or physical or mental condition which shall prevent the Employee from performing his usual duties and services for the Company on substantially the same basis under which he was performing or was obligated to perform them prior to the occurrence or onset of such illness, injury or condition. Any monies owed to Employee pursuant to this Section 10(d) shall be paid in full within thirty (30) days of Employee’s termination.

11.	Release. Notwithstanding anything else herein to the contrary, the payment to be paid by the Company to the Employee pursuant to Section 10(b) of this Agreement, is subject to the Employee entering into and not revoking a general release of claims in favor of the Company (the “Release”). The Release shall include an affirmation of the restrictive covenants set forth in Sections 4, 5, and 6 hereof and a non-disparagement provision. Pursuant to the Release, the Employee will release the Company from any claims, whether arising under federal, state or local statute, common law or otherwise, that the Employee may have against the Company and which have arisen on or before the date of the Release, other than any rights to indemnification pursuant to any provisions of the Company’s Certificate of Incorporation and by-laws or any directors and officer’s liability insurance policies maintained by the Company. If the Employee fails or otherwise refuses to execute the Release within a reasonable time after the Company’s request to do so, the Employee shall not be entitled to any of the payments referenced in Section 10.

12.          Miscellaneous.

(a)	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflict of law principals.

(b)	Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the Employee’s employment with the Company and supercedes all prior and contemporaneous, written, oral, express, and implied communications, including any prior employment agreement between the Employee and Company or any of its affiliates or subsidiaries. In the event that any term, or condition or provision of this Agreement varies from, or is in any way dissimilar to or a conflict with, any term, condition or provision of any of the Company’s benefit plans or any other agreement between the Parties, the terms, conditions and provisions of this Agreement will control.

(c)	Amendments. This Agreement cannot be amended, changed, or supplemented except in writing signed by the parties or their duly authorized agents or attorneys in fact.

(d)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, and permitted assigns.

(e)	Assignability. The rights of the Employee under this Agreement are personal to the Employee and may not be assigned or transferred to any other person, firm or corporation.

(f)	Notices. All notices, request, demands, and other communications under or in connection with this Agreement shall be in writing, shall be sent by registered or certified mail return receipt requested, and shall be deemed to have been given or made when received at the following offices:

If to the Company:	Sterling Seal & Supply, Inc.
1105 Green Grove Road
Neptune, New Jersey 07753

If to the Employee:	Jonathan King
[address]

The above addresses may be changed by written notice given as above provided.

(g)	Consent to Jurisdiction. The Company and the Employee by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts located within the State of New Jersey for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any claim or action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Employee hereby consents to service of process in any such proceeding in any manner permitted by New Jersey law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12(f) hereof is reasonably calculated to give actual notice.

(h)	Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

(i)	Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter gender as the context requires.

(j)	Survival. The obligations of the Employee under Sections 4, 5, 6 and 11 herein shall survive any expiration or termination of this Agreement.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Employment Agreement as of date first written above.

Sterling Seal & Supply, Inc.

By:
Name:	Darren DeRosa
Title:	CEO

Jonathan King

EXHIBIT A-2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter the “Agreement”) is entered into as of this ___ day of ________________, 2019 by and between:

STERLING SEAL & SUPPLY, INC., a New Jersey corporation which maintains its principal executive offices at 1105 Green Grove Road, Neptune, New Jersey 07753 (the “Company”) and James King, (hereinafter the “Consultant”)

WITNESSETH:

WHEREAS, the Company requires the execution of this Agreement as a condition to the Company’s acquisition of all of the outstanding shares of capital stock and assets of F and S Distributors (“F&S”) pursuant to an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) which is occurring simultaneously with the execution of this Agreement;

WHEREAS, the Company manufactures, markets, and sells fluid sealing products;

WHEREAS, the Consultant is willing to provide consulting services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

13.          Scope of Consulting Engagement. Subject to the terms and conditions hereof, the Company hereby engages the Consultant and the Consultant hereby agrees to serve the Company as a consultant, commencing on the date of this Agreement and continuing until the Agreement is terminated. The Consultant shall perform the following consulting services for the Company [Insert brief description of services].

14.          Term of Consulting Engagement. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence as of November __, 2018 and shall continue for a term of three (3) months. This Agreement shall automatically terminate on February [__] 2019.

15.          Payment.

(a)	The Company shall pay the Consultant Sixteen Thousand, Six Hundred and Sixty-Six Dollars and Sixty-Seven Cents ($16,666.67) per month on the 30th day of each month.

(b)	Benefits. Consultant shall NOT be entitled to participate in any of the Company’s benefit plans and programs.

(c)	Form 1099. The Company shall issue a Form 1099 to Consultant at the end of the year.

16.          Non-Disclosure of Confidential Information.

(a)	The Consultant hereby agrees that he will not disclose, cause to be disclosed, or otherwise allow any Confidential Information (as hereinafter defined) to come into the possession of any person or entity, without the written consent of the Company, whether such information is on or in the Company’s documents, records, forms, memos, computer files, or otherwise, and whether the Confidential Information is in written, verbal, or electronic form. Consultant’s obligation to keep confidential all Confidential Information does not apply to any portions of the Confidential Information which, without breach of any obligation to the Company hereunder, is required to be disclosed by court order. If Consultant believes that any Confidential Information may have to be disclosed as a result of a court order, the Consultant will contact the Company as soon as possible prior to such disclosure, and any failure to so contact the Company shall be a breach of Consultant’s obligations hereunder.

(b)	“Confidential Information” means (i) all notes, analyses, compilations, studies, or other documents which are prepared by Consultant or given to Consultant in performance of his duties under this Agreement, and (ii) any written or oral information, data and/or materials pertaining to the Company’s or F&S’ strategic focus, products, processes, customers, supplies, financial condition, operating results, operations, and services including information relating to research and development, marketing and purchasing.

(c)	The obligation of confidence assumed by Consultant hereunder shall not apply to information:

(i)	which at the time of disclosure is in the public domain; or

(ii)	which after disclosure thereafter lawfully becomes a part of the public domain other than through disclosure by Consultant or through Consultant; or

(iii)	which is lawfully disclosed to Consultant by a third-party not under an obligation of confidence to the Company with respect to said information.

17.          Covenant Not to Compete. During the term of his consulting engagement and for a period of one (1) after the termination this Agreement, Consultant will not, without the prior consent of the Company, directly or indirectly, individually or as an owner, partner, shareholder, joint venture, corporate officer, director, employee, independent contractor, consultant, principal, agent, trustee or licensor, or in any similar capacity whatsoever, engage in the business of manufacturing, marketing, selling or distributing fluid sealing products within a 50-mile radius of Employer’s facility in Neptune, New Jersey. Consultant acknowledges and agrees that the covenants set forth in this Section 5 and in Section 6 below are being made and agreed to in connection with and as a condition to the acquisition of all of the outstanding capital stock of F&S by the Company or about the date hereof.

18.          Non-Solicitation. Without the prior written consent of the Company, for a period of one (1) year following the date of this Agreement, Consultant shall not directly or indirectly (i) solicit or assist another person, firm, or entity to solicit any employee, supplier, customer, vendor or other person having business relations with the Company to terminate or curtail their relationship with the Company; or (ii) hire, employ, retain, or solicit or assist another person, firm or entity to hire, employ, or retain, any employee of the Company.

19.          Equitable Relief. The Consultant and the Company agree that, in the event of breach, in addition to any remedies at law that each may have, Consultant and the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available.

20.          Acknowledgement. The Consultant acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Consultant further acknowledges that the Company would not acquire the capital stock of F&S in the absence of the covenants and agreements contained in this Agreement and that those covenants and agreements are essential to protect the value of the business acquired by the Company.

21.          Severability. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, non-solicitation, non-disruption and non-hiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of their respective interests and not unduly restrictive upon them. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability and that any such limitation on the enforceability of any such covenant or provision shall not affect the enforceability of any other covenant or provision of this Agreement.

22.          Termination of Agreement

(a)	Termination for “Good Cause”:

The Company may terminate this Agreement at any time for “Good Cause” and without liability except as specifically provided for herein. For purposes of this Agreement, the term “Good Cause” includes: (i) the conviction of the Consultant of the commission of a felony; (ii) the Consultant’s willful or gross misconduct; (iii) Consultant’s failure to adequately provide consulting services, (iv) Consultant’s material breach of any of the terms of this Agreement; or (vi) the Consultant's dishonesty towards, fraud upon, or deliberate injury or attempted deliberate injury to the Company.

In the event that the Company terminates this Agreement for “Good Cause,” the Company shall not owe the Consultant any additional fees under this Agreement.

(b)	Death.

In the event of the death of the Consultant during the term of this Agreement, the Consultant’s estate shall be entitled to receive all earned but unpaid consulting fees. Any monies owed to the Consultant’s estate pursuant to this Section 10(c) shall be paid in full within thirty (30) days of Consultant’s death.

23.          Miscellaneous.

(a)	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflict of law principals.

(b)	Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the Consultant’s Agreement with the Company and supercedes all prior and contemporaneous, written, oral, express, and implied communications. In the event that any term, or condition or provision of this Agreement varies from, or is in any way dissimilar to or a conflict with, any term, condition or provision of any of the Company’s benefit plans or any other agreement between the Parties, the terms, conditions and provisions of this Agreement will control.

(c)	Amendments. This Agreement cannot be amended, changed, or supplemented except in writing signed by the parties or their duly authorized agents or attorneys in fact.

(d)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, and permitted assigns.

(e)	Assignability. The rights of the Consultant under this Agreement are personal to the Consultant and may not be assigned or transferred to any other person, firm or corporation.

(f)	Notices. All notices, request, demands, and other communications under or in connection with this Agreement shall be in writing, shall be sent by registered or certified mail return receipt requested, and shall be deemed to have been given or made when received at the following offices:

If to the Company:	Sterling Seal & Supply, Inc.
1105 Green Grove Road
Neptune, New Jersey 07753

If to the Consultant:	James King
[address]

The above addresses may be changed by written notice given as above provided.

(g)	Consent to Jurisdiction. The Company and the Consultant by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts located within the State of New Jersey for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any claim or action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Consultant hereby consents to service of process in any such proceeding in any manner permitted by New Jersey law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12(f) hereof is reasonably calculated to give actual notice.

(h)	Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

(i)	Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter gender as the context requires.

(j)	Survival. The obligations of the Consultant under Sections 4, 5, 6 and 11 herein shall survive any expiration or termination of this Agreement.

IN WITNESS WHEREOF, the Company and the Consultant have duly executed this Consulting Agreement as of date first written above.

Sterling Seal & Supply, Inc.

By:
Name:	Darren DeRosa
Title:	CEO

James King

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made this ____ day of November, 2019 (the “Effective Date”), by and between F & S DISTRIBUTION, INC., a New Jersey corporation with an address at 55 Progress Place, Unit 2, Jackson, New Jersey 08527 (“Assignor”), and STERLING SEAL & SUPPLY, INC., a New Jersey corporation with an address at 1105 Green Grove Road, Neptune, New Jersey 07753 (“Assignee”).

WHEREAS, Assignor, as seller, and Assignee, as purchaser, are the parties to a certain Asset Purchase Agreement dated __________, 2019 (the “Contract”), pursuant to which Assignor agreed to assign, and Assignee agreed to assume, certain liabilities, which include certain obligations under certain equipment leases, pursuant to the covenants, terms and conditions set forth in the Contract.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter exchanged, the transactions contemplated by the Contract, and for the sum of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.           Assumption of Equipment Leases. Pursuant to the terms of the Contract, as of the Effective Date, Assignee hereby assumes and agrees to pay, discharge and perform the written obligations of Assignor under the equipment leases identified in Section 1.04(a) and Schedule 1.01(h) of the Contract, each in the place and stead of Assignor; subject, however, to the non-assumption of liabilities set forth in Section 1.06 of the Contract.

3.           Contract. This Assignment is subject to and controlled by the terms of the Contract, including all of the representations, warranties, covenants and agreements set forth in the Contract. Nothing contained herein shall be deemed to alter, modify, expand or diminish the terms and provision set forth in the Contract, including the representations, warranties and covenants of the parties contained therein.

4.           Further Assurances. Assignor and Assignee shall execute and deliver from time to time hereafter, upon reasonable request of the other party, all such further documents and instruments, and shall do and perform all such acts as may be necessary or reasonably requested by the other party, to give full effect to the intent and meaning of this Assignment.

5.           Indemnification of Assignee. Assignor agrees to defend, indemnify and hold Assignee harmless from and against any and all claims, debts, demands, liabilities or causes of action (including reasonable attorneys’ fees and costs) asserted against Assignee arising out of Assignor’s failure to pay, discharge or perform the liabilities and obligations under those agreements set forth in Section 1.04 of the Contract prior to the Effective Date.

6.           Indemnification of Assignor. Assignee agrees to defend, indemnify and hold Assignor harmless from and against any and all claims, debts, demands, liabilities or causes of action (including reasonable attorneys’ fees and costs) asserted against Assignor arising out of Assignee’s failure to pay, discharge or perform the liabilities and obligations under those agreements set forth in Section 1.04 of the Contract on and after the Effective Date.

7.           Counterparts. This Assignment may be executed in counterparts, each of which is an original and all of which together constitute one and the same instrument.

8.           Governing Law. This Assignment is governed by the laws of the State of New Jersey without effect to principles of conflict of laws.

[Next page is signature page.]

Assignor and Assignee hereby execute this Agreement as of the Effective Date.

Assignor

F & S DISTRIBUTORS INC.
A New Jersey Corporation

By:
Name:	James F. King
Title:	President

PRINCIPAL SHAREHOLDERS

James F. King

Jonathan D. King

Assignee
STERLING SEAL & SUPPLY, INC.
A New Jersey Corporation

By:
Name:	Darren DeRosa
Title:	CEO

[Signature page to Assignment and Assumption Agreement]

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made this ____ day of____________, 2019 (the “Effective Date”), by and between F & S DISTRIBUTION, INC., a New Jersey corporation with an address at 55 Progress Place, Unit 2, Jackson, New Jersey 08527 (“Assignor”), and STERLING SEAL & SUPPLY, INC., a New Jersey corporation with an address at 1105 Green Grove Road, Neptune, New Jersey 07753 (“Assignee”).

WHEREAS, Assignor as seller, and Assignee, as purchaser are the parties to a certain Asset Purchase Agreement dated __________, 2019, (the “Contract”) pursuant to which Assignor agreed to sell and Assignee agreed to purchase, among other things, Assignor’s right, title and interest, as tenant in the lease for the commercial property, located at 55 Progress Place, Unit 2, Jackson, New Jersey 08527, attached hereto as Exhibit A (the “Lease”), pursuant to the covenants, terms and conditions set forth in the Contract; and

WHEREAS, the Contract requires Assignor to assign to Assignee all of its right, title and interest in and to the Lease; and

WHEREAS, the Contract further requires Assignee to assume the obligations of the tenant under the Lease arising from and after the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter exchanged, and for the sum of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.           As of the Effective Date, Assignor assigns, transfers and sets over to Assignee all of Assignor’s right, title and interest as tenant in and to the Lease.

2.           As of the Effective Date, Assignee assumes all of the obligations of Assignor as tenant under the Lease arising from and after the Effective Date and agrees to perform all of the same in the place and stead of the Assignor.

3.           Assignor agrees to defend, indemnify and hold Assignee harmless from and against any and all claims, debts, demands, liabilities or causes of action (including reasonable attorneys’ fees and costs) asserted against Assignee arising out of Assignor’s failure to perform the tenant’s obligations under the Lease prior to the Effective Date.

4.           Assignee agrees to defend, indemnify and hold Assignor harmless from and against any and all claims, debts, demands, liabilities or causes of action (including reasonable attorneys’ fees and costs) asserted against Assignor arising out of Assignee’s failure to perform the tenant’s obligations under the Lease on and after the Effective Date.

5.           This Assignment may be executed in counterparts, each of which is an original and all of which together constitute one and the same instrument.

6.           This Assignment is governed by the laws of the State of New Jersey without effect to principles of conflict of laws.

Assignor and Assignee hereby execute this Agreement as of the Effective Date.

[Next page is signature page.]

Assignor

F & S DISTRIBUTORS INC.
A New Jersey Corporation

By:
Name:	James F. King
Title:	President

PRINCIPAL SHAREHOLDERS

James F. King

Jonathan D. King

Assignee
STERLING SEAL & SUPPLY, INC.
A New Jersey Corporation

By:
Name:	Darren DeRosa
Title:	CEO

[Signature page to Assignment and Assumption of Lease]

EXHIBIT A

Lease

EXHIBIT D

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that on this ___ day of ______________, 2019, the undersigned, F AND S DISTRIBUTORS a New Jersey corporation, (“Seller”), pursuant to the terms of that certain Asset Purchase Agreement, dated as of ______________ ____, 2019 (the “Asset Purchase Agreement”), by and between Seller, Jim King and Jonathan King and STERLING SEAL & SUPPLY, INC., a New Jersey corporation (“Purchaser”), and in consideration for the purchase price set forth in the Asset Purchase Agreement and other good and valuable consideration all as more particularly set forth in the Asset Purchase Agreement, receipt whereof is hereby acknowledged, does hereby sell, assign, transfer, convey and deliver unto Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets (as such term is defined in Section 1.01 of the Asset Purchase Agreement). Seller represents and warrants to Purchaser that Seller is the lawful owner of the Personal Property and the same are free and clear of all liens, security agreements, encumbrances, claims and charges of every kind.

TO HAVE AND TO HOLD the same unto the said Purchaser, its successors and assigns forever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by a duly authorized officer of Seller this _____ day of ______________, 2019.

F & S Distributors, Inc.

By:
Name:	Jim King
Title:	President

By:
Name:	Jonathan King
Title:

EXHIBIT E

BULK SALES TAX ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made on this the ____ day of _____________, 2019 (the “Effective Date”), by and among _________________________ having an address at ___________________________ (“Seller”),           having its principal place of business at                             (“Buyer”), and PASHMAN STEIN WALDER HAYDEN, P.C., with a place of business at 21 Main Street, Suite 200, Court Plaza South, Hackensack, New Jersey 07601 (“Escrow Agent”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase and Sale Agreement (as herein defined).

WITNESSETH

WHEREAS, Buyer and Seller have entered into a certain Asset Purchase Sale Agreement dated November , 2019 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Buyer will purchase from Seller, and Seller will sell to Buyer, among other things, all of Seller’s right, title and interest in;

WHEREAS, a Notification of Sale, Transfer or Assignment in Bulk was filed with the State of New Jersey, Department of the Treasury, Division of Taxation (“NJ Division of Taxation”) in connection with the transactions contemplated by the Purchase Agreement (the “Notice Filing”);

WHEREAS, in response to the Notice Filing, the NJ Division of Taxation sent a response letter dated                             (the “Response Letter”) which required that Buyer place $                           of the Purchase Price into escrow to protect the interests of Buyer and the State of New Jersey for any unpaid tax liabilities;

WHEREAS, in furtherance of the Response Letter, Buyer shall withhold $_____ from the Purchase Price (the “Escrow”) and the parties agree that Escrow Agent shall act as the escrow agent with regard to the Escrow pursuant to the terms of the Response Letter and this Agreement;

WHEREAS, pursuant to the Response Letter, the Escrow is not to be released to Seller until such time as Buyer has received a clearance letter, issued by the NJ Division of Taxation for that purpose, in its possession (a “Clearance Letter”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Escrow. The Escrow shall be held by Escrow Agent pursuant to this Agreement in a non-interest bearing account.

2.	Deliveries by Escrow Agent. Escrow Agent is hereby authorized, without notice or further authorization from the other parties, to follow the further instructions of the NJ Division of Taxation with respect to the Escrow, as communicated by the NJ Division of Taxation to Buyer and/or Escrow Agent from time to time. In furtherance of the foregoing, in the event that the NJ Division of Taxation (a) requests Buyer and/or Escrow Agent to release all or any portion of the Escrow to the NJ Division of Taxation, Escrow Agent will release the Escrow (or requested portion thereof) to the NJ Division of Taxation, and/or (b) provides a Clearance Letter to Escrow Agent providing that all or a portion of the Escrow may be released to Seller, Escrow Agent shall release the Escrow to Seller (or authorized portion thereof). Each of the parties hereto will send any communication received from the NJ Division of Taxation with respect to the Escrow to the other parties. For the avoidance of doubt, if the Escrow (or any portion thereof) is released to the NJ Division of Taxation pursuant to this Agreement, such amount shall be deemed to have been received by Seller for purposes of the Purchase Agreement.

3.	Disputes. In the event of a dispute that results in litigation between Seller and Buyer, Escrow Agent may deliver the Escrow to the clerk of the court in which such litigation is pending, or in the event of a dispute not then resulting in litigation, Escrow Agent shall take such affirmative steps as Escrow Agent may, at Escrow Agent’s option, elect in order to terminate Escrow Agent’s duties, including, but not limited to, depositing the Escrow in any court which Escrow Agent shall select in New Jersey, and filing an action for interpleader, the costs thereof to be borne by whichever of Seller or Buyer is the losing party.

4.	Release and Indemnity. It is agreed that the duties of Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence, as long as Escrow Agent has acted in good faith. Seller and Buyer each release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against any loss, damage, liability or expense (including reasonable attorneys’ fees) incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding. Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

5.	Stakeholder Only. Escrow Agent is acting as a stakeholder only with respect to Escrow. Upon making delivery of the Escrow as contemplated herein, Escrow Agent shall have no further liability hereunder. Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Buyer, which approval shall not be unreasonably withheld or delayed, or (ii) Escrow Agent shall deposit the Escrow with a court of competent jurisdiction in New Jersey. After such resignation, Escrow Agent shall have no further duties or liability hereunder.

6.	Potential Conflict. Seller and Buyer acknowledge that Escrow Agent is Buyer’s counsel and Seller and Buyer acknowledge and agree that the Escrow Agent may continue to represent Buyer in connection with this Agreement, the Purchase Agreement and the transactions contemplated hereby and thereby and in connection with any dispute or litigation arising out of or related to this Agreement, the Purchase Agreement or the transactions contemplated hereby and thereby.

7.	Miscellaneous.

(a)	Notices. All notices related to this Agreement shall be in writing and shall be deemed duly given if sent by certified mail, return receipt requested, postage prepaid, or via overnight delivery service and addressed to the parties at their addresses as hereinabove set forth. Any party may change the address to which notices are to be delivered by giving the other party notice in the manner herein set forth. Counsel for a party may give notice to the other parties with the same effect as if given by a party.

(b)	Entire Agreement; Modification. This Agreement, the Purchase Agreement and the other documents to be delivered in connection herewith and therewith, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede any prior agreement or understanding of the parties, whether written or oral. This Agreement may be modified only through a writing signed by all parties hereto.

(c)	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, successors, executors, administrators and assigns.

(d)	Waiver; Severability. No waiver of any provision hereof shall be effective unless set forth by a written instrument signed by all of the parties hereto. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.

(e)	Counterparts. This Agreement may be signed in counterparts (including facsimile counterparts), each of which shall be considered an original and together they shall constitute one agreement.

(f)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding its principles of conflicts of law. The parties hereby consent to the exclusive jurisdiction of the State and Federal courts of the State of New Jersey and waive any objections relating to venue, personal jurisdiction or forum non conveniens. The parties agree that service of process may be made pursuant to the terms of Section 7(a) herein.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:
F AND S DISTRIBUTORS INC.

By:
Name:
Title:

BUYER:
STERLING SEAL & SUPPLY, INC.

By:
Name:
Title:

ESCROW AGENT:
PASHMAN STEIN WALDER HAYDEN, P.C.

By:
Name:
Title:

[SIGNATURE PAGE TO THE ESCROW AGREEMENT]

EXHIBIT F

LANDLORD ESTOPPEL

TO: STERLING SEAL & SUPPLY, INC.

THIS IS TO CERTIFY:

1.           That the undersigned is the landlord under that certain lease (the “Lease”) dated October 20, 2014, between F & S Distribution, Inc. (“Tenant”) and the undersigned as landlord, covering those certain premises located at 55 Progress Place, Unit 2, Jackson, New Jersey 08527 (the “Property”).

2.           That the Lease, a copy of which is annexed hereto, has not been modified, changed, altered, amended, surrendered, terminated or waived in any respect and is the only lease and constitutes the entire agreement between the undersigned and the Tenant affecting the Property.

3.           That the Tenant has accepted and now occupies the entire Property, that the Lease term began __________________ and terminates on ________________, that the rent for said Property has been paid to and including __________________, 2019, and that there has been no prepayment of rent more than one month in advance.

4.           That the Lease is not in default on the part of either the Tenant or the undersigned, that there are no circumstances existing which with notice and/or the passage of time would constitute a default by either Tenant or the undersigned thereunder, and that it is in full force and effect; that as of the date hereof.

5.           The Tenant has deposited the sum of $_____________ with the undersigned as a security deposit and none of said security deposit has been applied by the undersigned to the payment of rent or any other obligations of the Tenant pursuant to the Lease.

FESCO REALTY ASSOCIATES LLC, landlord

By:

Name:

Title:

Dated this _________ day of ___________________, 2019.